Exhibit 99

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Karen May

Director, Public Relations

(630) 410-5457

ULTA BEAUTY ANNOUNCES FOURTH QUARTER 2016 RESULTS

Total Sales Increased 24.6%

Comparable Sales Increased 16.6%

Diluted EPS Increased 32.5% to $2.24

Company Provides Outlook for Fiscal Year 2017

Bolingbrook, IL – March 9, 2017 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Fourth Quarter”) and fifty-two week period (“Fiscal Year”) ended January 28, 2017, which compares to the same periods ended January 30, 2016.

“The Ulta Beauty team delivered outstanding fourth quarter results, capping an exceptional year of sales and earnings growth while investing to drive market share gains and create sustainable long term shareholder value,” said Mary Dillon, Chief Executive Officer. “We are confident in our outlook for continued success in 2017 as we execute our strategy to be a destination for All Things Beauty, All in One Place™. Our new brand pipeline is very healthy and we are particularly excited to announce the addition of the Estée Lauder Companies’ MAC brand, which will launch on Ulta.com and begin to roll out to stores this spring.”

For the Fourth Quarter

•	Net sales increased 24.6% to $1,580.6 million from $1,268.3 million in the fourth quarter of fiscal 2015;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 16.6% compared to an increase of 12.5% in the fourth quarter of fiscal 2015. The 16.6% comparable sales increase was driven by 10.9% growth in transactions and 5.7% growth in average ticket;

•	Retail comparable sales increased 12.8%, including salon comparable sales growth of 8.8%;

•	Salon sales increased 15.2% to $62.9 million from $54.6 million in the fourth quarter of fiscal 2015;

•	E-commerce sales grew 63.4% to $154.9 million from $94.8 million in the fourth quarter of fiscal 2015, representing 380 basis points of the total company comparable sales increase of 16.6%;

•	Gross profit as a percentage of net sales decreased 10 basis points to 34.5% from 34.6% in the fourth quarter of fiscal 2015, due to planned supply chain investments and a higher mix of e-commerce sales, partly offset by leverage in fixed store costs. In the fourth quarter of fiscal 2015, the company benefitted from a significant reduction in promotional activity, contributing to gross profit improvement of 120 basis points. Promotional levels in the fourth quarter of 2016 were in line with the prior year period;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 110 basis points to 20.0%, compared to 21.1% in the fourth quarter of fiscal 2015, due to leverage of advertising and corporate overhead expenses attributed to higher sales volume;

•	Pre-opening expenses increased to $4.4 million, compared to $1.4 million in the fourth quarter of fiscal 2015. Real estate activity in the fourth quarter of fiscal 2016 included 25 new stores and one remodel compared to 14 new stores and one relocation in the fourth quarter of fiscal 2015;

•	Operating income increased 32.3% to $224.2 million, or 14.2% of net sales, compared to $169.5 million, or 13.4% of net sales, in the fourth quarter of fiscal 2015;

•	Tax rate increased to 37.5% compared to 36.5% in the fourth quarter of fiscal 2015;

•	Net income increased 30.0% to $140.2 million compared to $107.8 million in the fourth quarter of fiscal 2015; and

•	Income per diluted share increased 32.5% to $2.24 compared to $1.69 in the fourth quarter of fiscal 2015.

For the Fiscal Year 2016

•	Net sales increased 23.7% to $4,854.7 million from $3,924.1 million in fiscal 2015;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 15.8% compared to an increase of 11.8% in fiscal 2015. The 15.8% comparable sales increase was driven by 10.7% growth in transactions and 5.1% growth in average ticket;

•	Retail comparable sales increased 13.4%, including salon comparable sales growth of 8.7%;

•	Salon sales increased 15.2% to $241.1 million from $209.2 million in fiscal 2015;

•	E-commerce comparable sales grew 56.2% to $345.3 million from $221.1 million in fiscal 2015, representing 240 basis points of the total company comparable sales increase of 15.8%;

•	Gross profit as a percentage of net sales increased 70 basis points to 36.0% from 35.3% in fiscal 2015;

•	SG&A expense as a percentage of net sales increased 10 basis points to 22.1% compared to 22.0% in fiscal 2015;

•	Pre-opening expenses increased to $18.6 million, compared to $14.7 million in fiscal 2015. Real estate activity in fiscal 2016 included 104 new stores, two relocations and twelve remodels compared to 103 new stores, five relocations and four remodels in fiscal 2015;

•	Operating income increased 29.3% to $654.8 million, or 13.5% of net sales, compared to $506.3 million, or 12.9% of net sales, in fiscal 2015;

•	Tax rate increased to 37.5% compared to 36.9% in fiscal 2015;

•	Net income increased 28.0% to $409.8 million compared to $320.0 million in fiscal 2015; and

•	Income per diluted share increased 30.9% to $6.52 compared to $4.98 in fiscal 2015.

Balance Sheet

Merchandise inventories at the end of the fourth quarter of fiscal 2016 totaled $944.0 million, compared to $761.8 million at the end of the fourth quarter of fiscal 2015, representing an increase of $182.2 million. Average inventory per store increased 11.2%, compared to the fourth quarter of fiscal 2015. The increase in inventory was primarily driven by 100 net new stores, the scaling up of the Greenwood, Indiana and the opening of the Dallas, Texas distribution centers, investments in inventory to ensure high in-stock levels to support sales growth, and incremental inventory for new brands and the expansion of certain prestige brands.

The Company ended the fourth quarter of fiscal 2016 with $415.0 million in cash and short-term investments.

Share Repurchase Program

During fiscal 2016, including the shares repurchased under the 2016 Accelerated Share Repurchase Program and activity under the 10b5-1 plan, the Company has repurchased 1,639,226 shares of its stock at a cost of $344.3 million at an average price of approximately $210 per share. As of January 28, 2017, approximately $101 million remained available under the $425 million share repurchase program announced in March 2016.

The Company’s board of directors approved a new share repurchase authorization of $425 million, effective March 14, 2017, which replaces the prior authorization implemented in March 2016.

Store Expansion

During the fourth quarter, the Company opened 25 stores located in Albany, NY; Bellingham, MA; Bellingham, WA; Chapel Hill, NC; Charlotte, NC; Chico, CA; Cypress, TX; Dallas, TX; Dobbs Ferry, NY; Eagan, MN; Enid, OK; Hemet, CA; Hoffman Estates, IL; Huntington Beach, CA; Johnson City, TN; La Quinta, CA; Minot, ND; Newtown Square, PA; Parma, OH; Phillipsburg, NJ; San Francisco, CA; San Jose, CA; Simi Valley, CA; Taunton, MA; and Yorktown Heights, NY. The Company ended the fourth quarter with 974 stores and square footage of 10,271,184, representing an 11% increase in square footage compared to the fourth quarter of fiscal 2015.

Outlook

For fiscal 2017, the Company plans to:

•	achieve comparable sales growth of approximately 8% to 10%, including the impact of the e-commerce business;

•	grow e-commerce sales in the 40% range;

•	open approximately 100 net new stores;

•	remodel 13 locations;

•	deliver earnings per share growth in the low twenties percentage range, including the impact of the 53rd week and the impact of approximately $300 million in share repurchases; and

•	incur capital expenditures in the $460 million range in fiscal 2017, compared to $374 million in fiscal 2016. The planned increase in capital expenditures includes approximately $80 million to fund prestige brand expansions.

For the first quarter of fiscal 2017, the Company currently expects net sales in the range of $1,244 million to $1,265 million, compared to actual net sales of $1,073.7 million in the first quarter of fiscal 2016. Comparable sales for the first quarter of 2017, including e-commerce sales, are expected to increase 9% to 11%. The Company reported a comparable sales increase of 15.2% in the first quarter of 2016.

Income per diluted share for the first quarter of fiscal 2017 is estimated to be in the range of $1.75 to $1.80. This compares to income per diluted share for the first quarter of fiscal 2016 of $1.45.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 9, 2017 at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on March 23, 2017 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13654550.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty, All in One Place™. The Company offers more than 20,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading Ultamate Rewards loyalty program. As of January 28, 2017 Ulta Beauty operates 974 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; customer acceptance of our rewards program and technological and marketing initiatives; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; weather conditions that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended		13 Weeks Ended
	January 28, 2017		January 30, 2016
	(Unaudited)		(Unaudited)
Net sales	$1,580,574	100.0%	$1,268,295	100.0%
Cost of sales	1,035,666	65.5%	829,259	65.4%

Gross profit	544,908	34.5%	439,036	34.6%
Selling, general and administrative expenses	316,266	20.0%	268,169	21.1%
Pre-opening expenses	4,412	0.3%	1,381	0.1%

Operating income	224,230	14.2%	169,486	13.4%
Interest income, net	(116)	0.0%	(273)	0.0%

Income before income taxes	224,346	14.2%	169,759	13.4%
Income tax expense	84,128	5.3%	61,936	4.9%

Net income	$140,218	8.9%	$107,823	8.5%

Net income per common share:
Basic	$2.25		$1.69
Diluted	$2.24		$1.69

Weighted average common shares outstanding:
Basic	62,201		63,646
Diluted	62,544		63,967

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	52 Weeks Ended		52 Weeks Ended
	January 28, 2017		January 30, 2016
	(Unaudited)
Net sales	$4,854,737	100.0%	$3,924,116	100.0%
Cost of sales	3,107,508	64.0%	2,539,783	64.7%

Gross profit	1,747,229	36.0%	1,384,333	35.3%
Selling, general and administrative expenses	1,073,834	22.1%	863,354	22.0%
Pre-opening expenses	18,571	0.4%	14,682	0.4%

Operating income	654,824	13.5%	506,297	12.9%
Interest income, net	(890)	0.0%	(1,143)	0.0%

Income before income taxes	655,714	13.5%	507,440	12.9%
Income tax expense	245,954	5.1%	187,432	4.8%

Net income	$409,760	8.4%	$320,008	8.2%

Net income per common share:
Basic	$6.55		$5.00
Diluted	$6.52		$4.98

Weighted average common shares outstanding:
Basic	62,519		63,949
Diluted	62,851		64,275

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	January 28, 2017	January 30, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$385,010	$345,840
Short-term investments	30,000	130,000
Receivables, net	88,631	64,992
Merchandise inventories, net	943,975	761,793
Prepaid expenses and other current assets	88,621	72,548

Total current assets	1,536,237	1,375,173
Property and equipment, net	1,004,358	847,600
Deferred compensation plan assets	11,283	8,145

Total assets	$2,551,878	$2,230,918

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$259,518	$196,174
Accrued liabilities	260,854	187,351
Accrued income taxes	8,971	12,702

Total current liabilities	529,343	396,227
Deferred rent	366,191	321,789
Deferred income taxes	86,498	59,527
Other long-term liabilities	19,628	10,489

Total liabilities	1,001,660	788,032
Commitments and contingencies
Total stockholders’ equity	1,550,218	1,442,886

Total liabilities and stockholders’ equity	$2,551,878	$2,230,918

Exhibit 4

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	52 Weeks Ended	52 Weeks Ended
	January 28, 2017	January 30, 2016
	(Unaudited)
Operating activities
Net income	$409,760	$320,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	210,295	165,049
Deferred income taxes	26,971	5,809
Non-cash stock compensation charges	19,340	15,594
Excess tax benefits from stock-based compensation	(9,053)	(9,497)
Loss on disposal of property and equipment	9,140	3,690
Change in operating assets and liabilities:
Receivables	(23,639)	(12,552)
Merchandise inventories	(182,182)	(180,564)
Prepaid expenses and other current assets	(16,073)	(6,000)
Income taxes	5,322	2,795
Accounts payable	63,344	5,396
Accrued liabilities	71,057	37,926
Deferred rent	44,402	27,662
Other assets and liabilities	6,001	558

Net cash provided by operating activities	634,685	375,874

Investing activities
Purchases of short-term investments	(90,000)	(130,000)
Proceeds from short-term investments	190,000	150,209
Purchases of property and equipment	(373,747)	(299,167)

Net cash used in investing activities	(273,747)	(278,958)

Financing activities
Repurchase of common shares	(344,275)	(167,396)
Stock options exercised	16,293	19,646
Excess tax benefits from stock-based compensation	9,053	9,497
Purchase of treasury shares	(2,839)	(1,972)

Net cash used in financing activities	(321,768)	(140,225)

Net increase (decrease) in cash and cash equivalents	39,170	(43,309)
Cash and cash equivalents at beginning of period	345,840	389,149

Cash and cash equivalents at end of period	$385,010	$345,840

Exhibit 5

2016 Store Expansion

Fiscal 2016	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	874	13	1	886
2nd Quarter	886	24	3	907
3rd Quarter	907	42	0	949
4th Quarter	949	25	0	974

Fiscal 2016	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	9,225,957	132,812	10,192	9,348,577
2nd Quarter	9,348,577	253,023	46,408	9,555,192
3rd Quarter	9,555,192	456,950	0	10,012,142
4th Quarter	10,012,142	259,042	0	10,271,184